F.N.B. Corporation Reports First Quarter 2026 Earnings
Revenue Growth of 9.4% Drove an 18.8% Increase in Diluted EPS and 11.4% Growth in Tangible Book Value per Share (non-GAAP) from the First Quarter of 2025

PITTSBURGH, PA – April 16, 2026 – F.N.B. Corporation (NYSE: FNB) reported earnings for the first quarter of 2026 with net income of $137.0 million, or $0.38 per diluted common share. Comparatively, first quarter 2025 net income totaled $116.5 million, or $0.32 per diluted common share, and fourth quarter of 2025 net income totaled $168.7 million, or $0.47 per diluted common share.

On an operating basis, there were no significant items impacting earnings for the first quarters of 2026 and 2025. By comparison, fourth quarter 2025 earnings per diluted common share on an operating basis (non-GAAP) was $0.50, excluding $16.6 million (pre-tax) of significant items impacting earnings.

“F.N.B. Corporation’s first quarter earnings increased 19% from the year-ago quarter to $0.38 per diluted common share. Pre-provision net revenue (non-GAAP) increased 17% as we generated positive operating leverage of 5% with continued solid non-interest income generation and growth in net interest income,” said F.N.B. Corporation Chairman, President and Chief Executive Officer, Vincent J. Delie, Jr. “Our key performance metrics and capital ratios remain strong with return on average tangible common equity (non-GAAP) equaling 13.2% and tangible book value per share (non-GAAP) of $12.06, an increase of 11% from the year-ago-quarter. Our Company's sustained superior financial performance, investments in a resilient risk management framework and a strong balance sheet have provided FNB with flexibility to efficiently deploy capital to benefit our shareholders. As we previously announced, we increased our quarterly cash dividend 8% to $0.13 per share and authorized a new share repurchase program with a total of $300 million now available for repurchase. FNB’s award-winning digital and data analytics capabilities, including the eStore®, as well as investments in our Advisory and Capital Markets businesses and differentiated product offerings have enabled our team to continue to sustain growth and win against competitors of all sizes.”

First Quarter 2026 Highlights
(All comparisons refer to the first quarter of 2025, except as noted)
•Average loans and leases totaled $34.9 billion, an increase of $849.4 million, or 2.5%, driven by consumer loan growth of $1.1 billion. In December 2025, FNB transferred approximately $200 million of performing residential mortgage loans to held-for-sale in anticipation of a loan sale that closed in the first quarter of 2026 as part of balance sheet management actions.
•On a linked-quarter basis, period-end total consumer loans and commercial loans and leases increased $198.2 million and $136.0 million, respectively, as loan activity began to accelerate late in the quarter.
•Average deposits totaled $38.4 billion, an increase of $1.4 billion, or 3.8%, as the growth in average money market deposits of $1.0 billion, average interest-bearing demand deposits of $241.0 million and average non-interest-bearing demand deposits of $180.3 million more than offset the declines in average savings deposits of $42.0 million and average time deposits of $30.7 million.
•On a linked-quarter basis, period-end total deposits increased $141.8 million, with deposit growth more than offsetting seasonal outflows during the quarter.
•The loan-to-deposit ratio was 90.3% at March 31, 2026, compared to 89.7% at December 31, 2025, and 91.9% at March 31, 2025.

•Net interest income totaled $359.3 million, a decrease of $6.2 million, or 1.7%, linked-quarter, primarily due to the impact of two less days in the current quarter and lower yields on earning assets, partially offset by a lower cost of funds.
•Net interest margin (FTE) (non-GAAP) equaled 3.25%, a decrease of 3 basis points from the fourth quarter of 2025, reflecting an 8 basis point decline in the total cost of funds offset by an 11 basis point decline in the total yield on earning assets (non-GAAP) which were impacted by the Federal Open Market Committee (FOMC) lowering the target federal funds rate in December 2025.
•Pre-provision net revenue (non-GAAP) totaled $192.4 million, a 17% increase from the year-ago quarter, driven by continued solid non-interest income generation and growth in net interest income.
•Provision for credit losses was $18.5 million, a decrease of $0.4 million from the prior quarter, with net charge-offs of $15.9 million, or 0.18% annualized of total average loans, compared to $16.4 million, or 0.19% annualized, in the prior quarter. The ratio of non-performing loans and other real estate owned (OREO) to total loans and leases and OREO increased 3 basis points from the prior quarter to 0.34%, and total delinquency increased 3 basis points from the prior quarter to 0.74%. The allowance for credit losses (ACL) to total loans and leases ratio remained stable at 1.26%. Overall, asset quality metrics remain at solid levels, reflecting continued proactive management of the loan portfolio.
•The Common Equity Tier 1 (CET1) regulatory capital ratio ended the quarter at 11.4% (estimated), compared to 10.7% at March 31, 2025, and 11.4% at December 31, 2025. The tangible common equity to tangible assets ratio (non-GAAP) equaled 8.9%, compared to 8.4% at March 31, 2025, and 8.9% at December 31, 2025.
•Tangible book value per common share (non-GAAP) of $12.06 increased $1.23, or 11.4%, compared to March 31, 2025, and $0.19, or 1.6%, compared to December 31, 2025.
•During the first quarter of 2026, the Company repurchased $35 million, or 2.0 million shares, of common stock at a weighted average share price of $17.41. On April 14, 2026, FNB announced the authorization of a new $250 million common stock repurchase program. Including the authority remaining under the previous program, total repurchase capacity is $300 million.
•In April 2026, the Board of Directors declared a quarterly common stock cash dividend of $0.13, an 8% increase, beginning with the common dividend payable on June 15, 2026.

Non-GAAP measures referenced in this release are used by management to measure performance in operating the business that management believes enhances investors' ability to better understand the underlying business performance and trends related to core business activities. Reconciliations of non-GAAP operating measures to the most directly comparable GAAP financial measures are included in the tables at the end of this release. For more information regarding our use of non-GAAP measures, please refer to the discussion herein under the caption, "Use of Non-GAAP Financial Measures and Key Performance Indicators."

Quarterly Results Summary	1Q26	4Q25	1Q25
Reported results
Net income available to common shareholders (millions)	$137.0	$168.7	$116.5
Earnings per diluted common share	0.38	0.47	0.32
Book value per common share	19.12	18.92	17.86
Pre-provision net revenue (non-GAAP) (millions)	192.4	184.6	164.8
Operating results (non-GAAP)
Operating net income available to common shareholders (millions)	$137.0	$181.8	$116.5
Operating earnings per diluted common share	0.38	0.50	0.32
Operating pre-provision net revenue (millions)	192.4	205.7	164.8
Average diluted common shares outstanding (thousands)	360,235	360,840	363,069
Significant items impacting earnings(a) (millions)
FNB Foundation contribution (pre-tax)	$—	$(20.0)	$—
FNB Foundation contribution (after-tax)	—	(15.8)	—
FDIC special assessment reduction (pre-tax)	—	3.4	—

FDIC special assessment reduction (after-tax)	—	2.7	—
Total significant items (pre-tax)	$—	$(16.6)	$—
Total significant items (after-tax)	$—	$(13.1)	$—

Capital measures
Common equity tier 1 (b)	11.4%	11.4%	10.7%
Tangible common equity to tangible assets (non-GAAP)	8.91	8.89	8.37
Tangible book value per common share (non-GAAP)	$12.06	$11.87	$10.83

(a) Favorable (unfavorable) impact on earnings.
(b) Estimated for 1Q26.

First Quarter 2026 Results – Comparison to Prior-Year Quarter
(All comparisons refer to the first quarter of 2025, except as noted.)

Net interest income totaled $359.3 million, an increase of $35.4 million, or 10.9%, reflecting growth in average earning assets and lower interest-bearing deposit costs, partially offset by lower yields on earning assets. The net interest margin (FTE) (non-GAAP) increased 22 basis points to 3.25%. The yield on earning assets (non-GAAP) decreased 9 basis points to 5.14%, driven by a 12 basis point decline in yields on loans to 5.56%, partially offset by a 13 basis point increase in yields on investment securities to 3.54%. Total cost of funds decreased 31 basis points to 2.01%, with a 36 basis point decrease in interest-bearing deposit costs to 2.40% and a 57 basis point decrease in total borrowing costs. The FOMC has lowered the target federal funds rate by 175 basis points since August 2024.

Average loans and leases totaled $34.9 billion, an increase of $849.4 million, or 2.5%, driven by growth of $1.1 billion in average consumer loans. Average commercial and industrial loans increased $266.4 million, or 3.5%, and average commercial leases increased $21.4 million, or 2.8%, offset by the decline in average commercial real estate loans of $503.1 million, or 4.0%. Solid commercial and industrial loan growth in the Charlotte, North Carolina market and equipment financing was offset by expected commercial real estate loan payoffs. The increase in average consumer loans included an $873.4 million, or 10.9%, increase in residential mortgage loans largely due to the continued successful execution in key markets and long-standing strategy of serving the purchase market, which was partially offset by the sale of approximately $200 million of performing residential mortgage loans in February 2026. Average consumer lines of credit increased $164.1 million, or 12.0%, and indirect auto loans increased $28.0 million, or 3.7%, both reflecting solid organic growth in the portfolio.

Average deposits totaled $38.4 billion, an increase of $1.4 billion, or 3.8%. The growth in average money market deposits of $1.0 billion, average interest-bearing demand deposits of $241.0 million and average non-interest-bearing demand deposits of $180.3 million more than offset the decline in average savings deposits of $42.0 million and average time deposits of $30.7 million. The mix of non-interest-bearing demand deposits to total deposits was stable at 26% at both March 31, 2026, and March 31, 2025. The loan-to-deposit ratio improved to 90.3% at March 31, 2026, compared to 91.9% at March 31, 2025.

Non-interest income totaled $91.0 million, an increase of $3.2 million, or 3.7%. Capital markets income increased $1.5 million, or 27.8%, reflecting solid contributions from debt capital markets, swap fees and international banking income. Wealth Management revenues increased $0.6 million, or 2.8%, as trust services income and securities commissions and fees increased 3.5% and 1.8%, respectively, through continued strong contributions across the geographic footprint. Other non-interest income increased $1.4 million, or 49.5%, from miscellaneous gains, while bank-owned life insurance decreased $1.2 million, reflecting higher life insurance claims in the year-ago quarter.

Non-interest expense totaled $257.9 million, increasing $11.1 million, or 4.5%. Net occupancy and equipment increased $5.1 million, or 11.1%, primarily due to technology-related investments and higher occupancy costs, which included unusually high seasonal snow removal costs. Bank shares tax increased $0.4 million, or 10.7%, reflecting a higher capital base. Other non-interest expense increased $6.8 million, or 30.4%, due to higher fraud losses, various litigation-related expenses and the impact of Community Uplift, an affordable mortgage down payment assistance program.

The ratio of non-performing loans and OREO to total loans and OREO decreased 14 basis points to 0.34%. Total delinquency decreased 1 basis point to 0.74%. Overall, asset quality metrics remain at solid levels.

The provision for credit losses was $18.5 million, compared to $17.5 million. The first quarter of 2026 reflected net charge-offs of $15.9 million, or 0.18% annualized of total average loans, compared to $12.5 million, or 0.15% annualized, reflecting continued proactive management of the loan portfolio. The ACL was $443.0 million, an increase of $14.2 million, with the ratio of the ACL to total loans and leases increasing 1 basis point to 1.26%.

The effective tax rate was 21.2%, compared to 20.9% in the first quarter of 2025.

The CET1 regulatory capital ratio was 11.4% (estimated) at March 31, 2026, and 10.7% at March 31, 2025. Tangible book value per common share (non-GAAP) was $12.06 at March 31, 2026, an increase of $1.23, or 11.4%, from $10.83 at March 31, 2025. AOCI reduced the current quarter tangible book value per common share (non-GAAP) by $0.24, compared to a reduction of $0.34 at the end of the year-ago quarter.

First Quarter 2026 Results – Comparison to Prior Quarter
(All comparisons refer to the fourth quarter of 2025, except as noted.)

Net interest income totaled $359.3 million, a decrease of $6.2 million, or 1.7%, primarily due to two less days in the current quarter and lower yields on earning assets, partially offset by lower cost of funds. The total yield on earning assets (non-GAAP) decreased 11 basis points to 5.14%. The total cost of funds decreased 8 basis points to 2.01%, as the cost of interest-bearing deposits decreased 13 basis points to 2.40% and total borrowing costs decreased 12 basis points to 4.23%. Total average borrowings increased $356.9 million due to normal seasonal outflows of deposits. The resulting net interest margin (FTE) (non-GAAP) was 3.25%, a 3 basis point decline.

Average loans and leases totaled $34.9 billion, a slight decrease of $83.0 million, or 1.0% annualized, as average consumer loans increased $48.8 million, offsetting the decrease of $131.8 million in average commercial loans and leases. End of period balances for consumer loans and commercial loans and leases increased $198.2 million and $136.0 million, respectively, as loan activity began to accelerate late in the quarter. For consumer lending, average consumer lines of credit increased $32.1 million and indirect auto loans increased $28.2 million, both reflecting solid organic growth in the portfolio and offsetting the impact of the loan sale on average residential mortgages. Average commercial loans and leases included declines of $299.2 million in average commercial real estate loans from secondary market activity and $28.2 million in average commercial leases, partially offset by an increase of $201.4 million in average commercial and industrial loans.

Average deposits totaled $38.4 billion, a decrease of $264.8 million, due to the impact of normal seasonal outflows in public funds and other corporate deposit balances. The decreases in average time deposits of $221.8 million and average non-interest-bearing deposit balances of $190.3 million were partially offset by growth in average interest-bearing demand deposits of $104.4 million and average savings deposit balances of $37.5 million. End of period total deposits increased $141.8 million as deposit inflows increased near the end of the quarter from their seasonal lows. The mix of non-interest-bearing demand deposits to total deposits was stable at 26% for both March 31, 2026 and December 31, 2025. The loan-to-deposit ratio totaled 90.3% at March 31, 2026, compared to 89.7% at December 31, 2025.

Non-interest income totaled $91.0 million, a decrease of $1.4 million, or 1.5%, from the prior quarter. Insurance commission and fees increased $1.4 million, or 30.3%, driven by seasonal contingent revenue and new client acquisition. Mortgage banking operations income increased $0.7 million, or 12.7%, primarily due to an 8% increase in sold loan volumes. Dividends on non-marketable equity securities increased $0.6 million, or 9.9%, from higher Federal Home Loan Bank activity. Service charges decreased $1.2 million, or 5.2%, primarily from the seasonally higher consumer transaction volumes in the prior quarter. Bank-owned life insurance decreased $1.2 million, reflecting higher life insurance claims in the prior quarter.

Non-interest expense totaled $257.9 million, a decrease of $15.3 million, or 5.6%, compared to the prior quarter. When adjusting for $16.6 million1 (pre-tax) of significant items in the fourth quarter of 2025, operating non-interest expense (non-GAAP) increased $1.3 million, or 0.5%. Net occupancy and equipment increased $3.0 million, or 6.3%, primarily due to unusually high snow removal costs and higher occupancy costs. Salaries and employee benefits increased $1.9 million, or 1.4%, primarily due to normal seasonal long-term compensation expense of $7.1 million in the first quarter of 2026, as well as seasonally higher employer-paid payroll taxes, partially offset by lower employer-paid healthcare costs and performance-based compensation. Outside services decreased $3.1 million, or 10.6%, due to lower third-party legal costs. The efficiency ratio (non-GAAP) totaled 56.1%, compared to 53.8% in the prior quarter, reflecting the impact of the December FOMC rate cut and two less days in the quarter on net interest income and normal seasonality.

The ratio of non-performing loans and OREO to total loans and OREO increased 3 basis points to 0.34%, and delinquency increased 3 basis points to 0.74%. Overall, asset quality metrics remain at solid levels.

The provision for credit losses was $18.5 million, compared to $18.9 million. The first quarter of 2026 reflected net charge-offs of $15.9 million, or 0.18% annualized of total average loans, compared to $16.4 million, or 0.19% annualized, reflecting continued proactive management of the loan portfolio. The ACL was $443.0 million, an increase of $3.5 million, with the ratio of the ACL to total loans and leases stable at 1.26%.

The effective tax rate was 21.2%, compared to (1.8)%, reflecting the impact of the investment tax credits recognized as part of a renewable energy project financing transaction in the prior quarter.

The CET1 regulatory capital ratio was 11.4% (estimated), stable to 11.4% at December 31, 2025. Tangible book value per common share (non-GAAP) was $12.06 at March 31, 2026, an increase of $0.19 per share. AOCI reduced the current quarter-end tangible book value per common share (non-GAAP) by $0.24 as of March 31, 2026, compared to $0.18 at the end of the prior quarter.

Use of Non-GAAP Financial Measures and Key Performance Indicators
To supplement our Consolidated Financial Statements presented in accordance with GAAP, we use certain non-GAAP financial measures, such as operating net income available to common shareholders, operating earnings per diluted common share, return on average tangible common equity, return on average tangible assets, tangible book value per common share, the ratio of tangible common equity to tangible assets, operating non-interest expense, pre-provision net revenue (reported), operating pre-provision net revenue, efficiency ratio, and net interest margin (FTE) to provide information useful to investors in understanding our operating performance and trends, and to facilitate comparisons with the performance of our peers. Management uses these measures internally to assess and better understand our underlying business performance and trends related to core business activities. The non-GAAP financial measures and key performance indicators we use may differ from the non-GAAP financial
1 Fourth quarter 2025 non-interest expense significant items impacting earnings included a $20 million (pre-tax) contribution to the FNB Foundation and ($3.4) million (pre-tax) reduction in the estimated FDIC special assessment related to the 2023 bank failures.

measures and key performance indicators other financial institutions use to assess their performance and trends.

These non-GAAP financial measures should be viewed as supplemental in nature, and not as a substitute for, or superior to, our reported results prepared in accordance with GAAP. Reconciliations of non-GAAP operating measures to the most directly comparable GAAP financial measures are included later in this release under the heading “Reconciliations of Non-GAAP Financial Measures and Key Performance Indicators to GAAP.”

Management believes certain items (e.g., FDIC special assessment) are not organic to running our operations and facilities. These items are considered significant items impacting earnings as they are deemed to be outside of ordinary banking activities. These costs are specific to each individual transaction and may vary significantly based on the size and complexity of the transaction.

To facilitate peer comparisons of net interest margin and efficiency ratio, we use net interest income on a taxable-equivalent basis in calculating net interest margin by increasing the interest income earned on tax-exempt assets (loans and investments) to make it fully equivalent to interest income earned on taxable investments (this adjustment is not permitted under GAAP). Taxable-equivalent amounts for 2026 and 2025 were calculated using a federal statutory income tax rate of 21%.

Cautionary Statement Regarding Forward-Looking Information
This document contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Forward‑looking statements are those that do not relate to historical facts and that are based on current assumptions, beliefs, estimates, expectations and projections, many of which, by their nature, are inherently uncertain and beyond our control. Forward-looking statements may relate to various matters, including our financial condition, results of operations, plans, objectives, future performance, business or industry, and usually can be identified by the use of forward-looking words, such as “anticipates,” “assumes,” “believes,” “can,” “continues,” “could,” “enable,” “estimates,” “expects,” “forecasts,” “goal,” “intends,” “likely,” “may,” “might,” “objective,” “plans,” “positioned,” “potential,” “projects,” “remains,” “should,” “target,” “trend,” “will,” “would,” or similar words or expressions or variations thereof, and the negative thereof, but these terms are not the exclusive means of identifying such statements. You should not place undue reliance on forward-looking statements, as they are subject to risks and uncertainties, including, but not limited to, those described below. When considering these forward-looking statements, you should keep in mind these risks and uncertainties, as well as any cautionary statements we may make.

There are various important factors that could cause future results to differ materially from historical performance and any forward-looking statements. Factors that might cause such differences, include, but are not limited to:
•the credit risk associated with the substantial amount of commercial loans and leases in our loan portfolio;
•the volatility of the mortgage banking business;
•changes in market interest rates, U.S. federal government shutdowns and the unpredictability of monetary, tax and other policies of government agencies, including tariffs or the imposition and enforceability of tariffs, trade wars, barriers or restrictions, threats of such actions or related uncertainties;
•the impact of changes in interest rates on the value of our investment securities portfolios;
•changes in our ability to obtain liquidity as and when needed to fund our obligations as they come due, including as a result of adverse changes to our credit ratings;
•the risk associated with uninsured deposit account balances;
•regulatory limits on our ability to receive dividends from our subsidiaries and pay dividends to our shareholders;
•our ability to recruit and retain qualified banking professionals;

•the financial soundness of other financial institutions and the impact of volatility in the banking sector on us;
•changes and instability in economic conditions and financial markets, in the regions in which we operate or otherwise, including a contraction of economic activity, economic downturn or uncertainty and international conflict, including in the Middle East, disruption of supply chain and energy supply markets and capital markets, changes to inflation expectations and other related uncertainties;
•our ability to continue to invest in technological improvements as they become appropriate or necessary;
•any interruption in or breach in security of our information systems, or other cybersecurity risks;
•risks associated with reliance on third-party vendors and artificial intelligence;
•risks associated with the use of models, estimations and assumptions in our business;
•the effects of adverse weather events and public health emergencies;
•the risks associated with acquiring other banks and financial services businesses, including integration into our existing operations;
•the extensive federal and state regulations, supervision and examination governing almost every aspect of our operations, and potential expenses associated with complying with such regulations;
•our ability to comply with the consent orders entered into by First National Bank of Pennsylvania with the Department of Justice and the North Carolina State Department of Justice, and related costs and potential reputational harm;
•changes in federal, state or local tax rules and regulations or interpretations, or accounting policies, standards and interpretations;
•the effects of climate change and related legislative and regulatory initiatives; and
•any reputation, credit, interest rate, market, operational, litigation, legal, liquidity, regulatory and compliance risk resulting from developments related to any of the risks discussed above.
FNB cautions that the risks identified here are not exhaustive of the types of risks that may adversely impact FNB and actual results may differ materially from those expressed or implied as a result of these risks and uncertainties, including, but not limited to, the risk factors and other uncertainties described under Item 1A. Risk Factors and the Risk Management sections of our 2025 Annual Report on Form 10-K (including the MD&A section), our subsequent 2026 Quarterly Reports on Form 10-Q (including the risk factors and risk management discussions) and our other filings with the Securities and Exchange Commission (SEC), which are available on our corporate website at https://www.fnb-online.com/about-us/investor-information/reports-and-filings or the SEC’s website at www.sec.gov. We have included our web address as an inactive textual reference only. Information on our website is not part of our SEC filings.
You should treat forward-looking statements as speaking only as of the date they are made and based only on information then actually known to FNB. FNB does not undertake, and specifically disclaims any obligation to update or revise any forward-looking statements to reflect the occurrence of events or circumstances after the date of such statements except as required by law.
Conference Call
F.N.B. Corporation (NYSE: FNB) announced the financial results for the first quarter of 2026 after the market close on Thursday, April 16, 2026. Chairman, President and Chief Executive Officer, Vincent J. Delie, Jr., Chief Financial Officer, Vincent J. Calabrese, Jr., and Chief Credit Officer, Gary L. Guerrieri, plan to host a conference call to discuss the Company’s financial results on Friday, April 17, 2026 at 8:30 AM ET.

A live listen-only webcast of the conference call will be available under the Investor Relations section of the Corporation’s website at www.fnbcorporation.com. Participants can access the link under the “About Us” tab and clicking on “Investor Relations” then “Investor Conference Calls.” The live webcast will open approximately 30 minutes prior to the start of the call.

To participate in the Q&A portion of the call, dial 844-802-2440 (for domestic callers) or 412-317-5133 (for international callers). Pre-registration can be accessed at https://dpregister.com/sreg/10207964/103b8b94fec. Callers who pre-register will be provided a conference passcode and unique PIN to bypass the live operator and gain immediate access to the call.

Presentation slides and the earnings release will also be available under the Investor Relations section of the Corporation’s website at www.fnbcorporation.com.

Following the call, a replay of the conference call will be available via the webcast link under the Investor Relations section of the Corporation’s website at www.fnbcorporation.com.

About F.N.B. Corporation
F.N.B. Corporation (NYSE: FNB), headquartered in Pittsburgh, Pennsylvania, is a diversified financial services company operating in seven states and the District of Columbia. FNB’s market coverage spans several major metropolitan areas including: Pittsburgh, Pennsylvania; Baltimore, Maryland; Cleveland, Ohio; Washington, D.C.; Charlotte, Raleigh, Durham and the Piedmont Triad (Winston-Salem, Greensboro and High Point) in North Carolina; and Charleston, South Carolina. The Company has total assets of nearly $51 billion and more than 350 banking offices throughout Pennsylvania, Ohio, Maryland, West Virginia, North Carolina, South Carolina, Washington, D.C. and Virginia.

FNB provides a full range of commercial banking, consumer banking and wealth management solutions through its subsidiary network which is led by its largest affiliate, First National Bank of Pennsylvania, founded in 1864. Commercial banking solutions include corporate banking, small business banking, investment real estate financing, government banking, business credit, capital markets and lease financing. The consumer banking segment provides a full line of consumer banking products and services, including deposit products, mortgage lending, consumer lending and a complete suite of mobile and online banking services. FNB's wealth management services include asset management, private banking and insurance.

The common stock of F.N.B. Corporation trades on the New York Stock Exchange under the symbol "FNB" and is included in Standard & Poor's MidCap 400 Index with the Global Industry Classification Standard (GICS) Regional Banks Sub-Industry Index. Customers, shareholders and investors can learn more about this regional financial institution by visiting the F.N.B. Corporation website at www.fnbcorporation.com.

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Analyst/Institutional Investor Contact:
Lisa Hajdu, 412-385-4773
hajdul@fnb-corp.com

Media Contact:
Jennifer Reel, 724-983-4856, 724-699-6389 (cell)
reel@fnb-corp.com

F.N.B. CORPORATION AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF INCOME
(Dollars in thousands, except per share data)
(Unaudited)
				% Variance
				1Q26	1Q26
	1Q26	4Q25	1Q25	4Q25	1Q25
Interest Income
Loans and leases, including fees	$485,913	$503,498	$480,574	(3.5)	1.1
Securities:
Taxable	61,140	60,249	54,850	1.5	11.5
Tax-exempt	6,903	6,932	6,940	(0.4)	(0.5)
Other	15,325	16,811	17,073	(8.8)	(10.2)
Total Interest Income	569,281	587,490	559,437	(3.1)	1.8
Interest Expense
Deposits	168,681	182,480	185,828	(7.6)	(9.2)
Short-term borrowings	17,934	15,892	14,103	12.8	27.2
Long-term borrowings	23,388	23,676	35,661	(1.2)	(34.4)
Total Interest Expense	210,003	222,048	235,592	(5.4)	(10.9)
Net Interest Income	359,278	365,442	323,845	(1.7)	10.9
Provision for credit losses	18,462	18,870	17,489	(2.2)	5.6
Net Interest Income After Provision for Credit Losses	340,816	346,572	306,356	(1.7)	11.2
Non-Interest Income
Service charges	22,770	24,013	22,355	(5.2)	1.9
Interchange and card transaction fees	12,487	13,345	12,370	(6.4)	0.9
Trust services	12,831	12,211	12,400	5.1	3.5
Insurance commissions and fees	6,224	4,777	5,793	30.3	7.4
Securities commissions and fees	8,982	9,129	8,820	(1.6)	1.8
Capital markets income	6,801	6,534	5,323	4.1	27.8
Mortgage banking operations	6,345	5,629	6,993	12.7	(9.3)
Dividends on non-marketable equity securities	6,245	5,683	5,560	9.9	12.3
Bank owned life insurance	4,110	5,264	5,350	(21.9)	(23.2)
Net securities gains (losses)	2	—	—	n/m	n/m
Other	4,188	5,756	2,802	(27.2)	49.5
Total Non-Interest Income	90,985	92,341	87,766	(1.5)	3.7
Non-Interest Expense
Salaries and employee benefits	135,707	133,774	135,135	1.4	0.4
Net occupancy	22,637	19,829	19,758	14.2	14.6
Equipment	28,091	27,875	25,885	0.8	8.5
Outside services	26,461	29,585	26,341	(10.6)	0.5
Marketing	3,601	5,297	4,573	(32.0)	(21.3)
FDIC insurance	7,450	4,585	8,483	62.5	(12.2)
Bank shares tax	4,577	1,237	4,136	270.0	10.7
Other	29,341	50,987	22,500	(42.5)	30.4
Total Non-Interest Expense	257,865	273,169	246,811	(5.6)	4.5
Income Before Income Taxes	173,936	165,744	147,311	4.9	18.1
Income tax expense (benefit)	36,890	(2,949)	30,796	1,350.9	19.8
Net Income	$137,046	$168,693	$116,515	(18.8)	17.6
Earnings per Common Share
Basic	$0.38	$0.47	$0.32	(19.1)	18.8
Diluted	0.38	0.47	0.32	(19.1)	18.8
Cash Dividends per Common Share	0.12	0.12	0.12	—	—
n/m - not meaningful

F.N.B. CORPORATION AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS
(Dollars in millions)
(Unaudited)
				% Variance
				1Q26	1Q26
	1Q26	4Q25	1Q25	4Q25	1Q25
Assets
Cash and due from banks	$452	$387	$524	16.8	(13.7)
Interest-bearing deposits with banks	2,207	2,111	1,921	4.5	14.9
Cash and Cash Equivalents	2,659	2,498	2,445	6.4	8.8
Securities available for sale	3,775	3,727	3,477	1.3	8.6
Securities held to maturity	4,183	4,117	4,029	1.6	3.8
Loans held for sale	321	515	190	(37.7)	68.9
Loans and leases, net of unearned income	35,112	34,777	34,235	1.0	2.6
Allowance for credit losses on loans and leases	(443)	(439)	(429)	0.9	3.3
Net Loans and Leases	34,669	34,338	33,806	1.0	2.6
Premises and equipment, net	566	568	539	(0.4)	5.0
Goodwill	2,480	2,480	2,478	—	0.1
Core deposit and other intangible assets, net	33	36	48	(8.3)	(31.3)
Bank owned life insurance	671	667	662	0.6	1.4
Other assets	1,271	1,283	1,346	(0.9)	(5.6)
Total Assets	$50,628	$50,229	$49,020	0.8	3.3
Liabilities
Deposits:
Non-interest-bearing	$10,003	$9,914	$9,867	0.9	1.4
Interest-bearing	28,898	28,845	27,372	0.2	5.6
Total Deposits	38,901	38,759	37,239	0.4	4.5
Short-term borrowings	2,157	2,017	1,969	6.9	9.5
Long-term borrowings	2,001	1,901	2,514	5.3	(20.4)
Other liabilities	768	793	880	(3.2)	(12.7)
Total Liabilities	43,827	43,470	42,602	0.8	2.9
Shareholders' Equity
Common stock	4	4	4	—	—
Additional paid-in capital	4,698	4,695	4,696	0.1	—
Retained earnings	2,437	2,343	2,025	4.0	20.3
Accumulated other comprehensive loss	(86)	(63)	(121)	36.5	(28.9)
Treasury stock	(252)	(220)	(186)	14.5	35.5
Total Shareholders' Equity	6,801	6,759	6,418	0.6	6.0
Total Liabilities and Shareholders' Equity	$50,628	$50,229	$49,020	0.8	3.3

F.N.B. CORPORATION AND SUBSIDIARIES
(Dollars in thousands)
(Unaudited)
	1Q26			4Q25			1Q25
		Interest			Interest			Interest
	Average	Income/	Yield/	Average	Income/	Yield/	Average	Income/	Yield/
	Balance	Expense	Rate	Balance	Expense	Rate	Balance	Expense	Rate
Assets
Interest-bearing deposits with banks	$1,748,445	$15,325	3.55%	$1,752,290	$16,811	3.81%	$1,741,006	$17,073	3.98%
Taxable investment securities (1)	6,876,738	60,936	3.55	6,706,245	60,039	3.58	6,437,681	54,635	3.40
Tax-exempt investment securities (1) (2)	991,913	8,735	3.52	1,000,876	8,764	3.50	1,010,117	8,764	3.47
Loans held for sale	437,086	7,572	6.93	347,216	6,271	7.22	203,579	3,884	7.63
Loans and leases (2) (3)	34,900,157	479,857	5.56	34,983,204	498,753	5.67	34,050,781	478,065	5.68
Total Interest Earning Assets (2)	44,954,339	572,425	5.14	44,789,831	590,638	5.25	43,443,164	562,421	5.23
Cash and due from banks	373,240			388,831			393,846
Allowance for credit losses	(446,932)			(442,527)			(428,903)
Premises and equipment	567,938			562,855			538,394
Other assets	4,505,350			4,469,488			4,535,697
Total Assets	$49,953,935			$49,768,478			$48,482,198
Liabilities
Deposits:
Interest-bearing demand	$6,541,455	18,173	1.13	$6,437,006	18,683	1.15	$6,300,423	18,826	1.21
Money market	11,700,669	85,030	2.95	11,695,237	91,789	3.11	10,652,531	90,025	3.43
Savings	3,102,399	6,787	0.89	3,064,940	7,340	0.95	3,144,432	8,110	1.05
Certificates and other time	7,193,173	58,690	3.31	7,414,998	64,668	3.46	7,223,878	68,867	3.87
Total interest-bearing deposits	28,537,696	168,680	2.40	28,612,181	182,480	2.53	27,321,264	185,828	2.76
Short-term borrowings	1,978,660	17,934	3.67	1,669,263	15,892	3.76	1,374,269	14,103	4.14
Long-term borrowings	1,984,936	23,388	4.78	1,937,403	23,676	4.85	2,828,002	35,662	5.11
Total Interest-Bearing Liabilities	32,501,292	210,002	2.62	32,218,847	222,048	2.73	31,523,535	235,593	3.03
Non-interest-bearing demand deposits	9,828,293			10,018,626			9,647,959
Total Deposits and Borrowings	42,329,585		2.01	42,237,473		2.09	41,171,494		2.32
Other liabilities	816,738			838,258			938,559
Total Liabilities	43,146,323			43,075,731			42,110,053
Shareholders' Equity	6,807,612			6,692,747			6,372,145
Total Liabilities and Shareholders' Equity	$49,953,935			$49,768,478			$48,482,198
Net Interest Earning Assets	$12,453,047			$12,570,984			$11,919,629
Net Interest Income (FTE) (2)		362,423			368,590			326,828
Tax Equivalent Adjustment		(3,145)			(3,148)			(2,983)
Net Interest Income		$359,278			$365,442			$323,845
Net Interest Spread			2.52%			2.52%			2.20%
Net Interest Margin (2)			3.25%			3.28%			3.03%

(1)	The average balances and yields earned on securities are based on historical cost.
(2)	The interest income amounts are reflected on an FTE basis (non-GAAP), which adjusts for the tax benefit of income on certain tax-exempt loans and investments using the federal statutory tax rate of 21%. The yield on earning assets and the net interest margin are presented on an FTE basis (non-GAAP).
(3)	Average loans and leases consist of average total loans, including non-accrual loans, less average unearned income.

F.N.B. CORPORATION AND SUBSIDIARIES
(Unaudited)

	1Q26	4Q25	1Q25
Performance Ratios
Return on average equity	8.16%	10.00%	7.42%
Return on average tangible common equity (1)	13.20	16.33	12.62
Return on average assets	1.11	1.34	0.97
Return on average tangible assets (1)	1.19	1.44	1.06
Net interest margin (FTE) (2)	3.25	3.28	3.03
Yield on earning assets (FTE) (2)	5.14	5.25	5.23
Cost of interest-bearing deposits	2.40	2.53	2.76
Cost of interest-bearing liabilities	2.62	2.73	3.03
Cost of funds	2.01	2.09	2.32
Efficiency ratio (1)	56.08	53.81	58.50
Effective tax rate	21.21	(1.78)	20.91
Capital Ratios
Equity / assets	13.43	13.46	13.09
Common equity tier 1 (3)	11.4	11.4	10.7
Leverage	9.22	9.11	8.72
Tangible common equity / tangible assets (1)	8.91	8.89	8.37
Common Stock Data
Average diluted common shares outstanding	360,234,607	360,839,742	363,068,604
Period end common shares outstanding	355,670,905	357,303,315	359,364,784
Book value per common share	$19.12	$18.92	$17.86
Tangible book value per common share (1)	12.06	11.87	10.83
Dividend payout ratio (common)	31.71%	25.70%	37.75%

(1)	See non-GAAP financial measures section of this Press Release for additional information relating to the calculation of this item.
(2)	The net interest margin and yield on earning assets (all non-GAAP measures) are presented on a fully taxable equivalent (FTE) basis, which adjusts for the tax benefit of income on certain tax-exempt loans and investments using the federal statutory tax rate of 21%.
(3)	March 31, 2026 Common Equity Tier 1 Capital ratio is an estimate.

F.N.B. CORPORATION AND SUBSIDIARIES
(Dollars in millions)
(Unaudited)
				% Variance
				1Q26	1Q26
	1Q26	4Q25	1Q25	4Q25	1Q25
Balances at period end
Loans and Leases:
Commercial real estate (1)	$12,164	$12,274	$12,652	(0.9)	(3.9)
Commercial and industrial	8,032	7,718	7,628	4.1	5.3
Commercial leases	778	791	782	(1.6)	(0.5)
Other	87	141	174	(38.3)	(50.0)
Commercial loans and leases	21,061	20,924	21,236	0.7	(0.8)
Direct installment	2,655	2,678	2,656	(0.9)	—
Residential mortgages	9,038	8,882	8,184	1.8	10.4
Indirect installment	805	767	776	5.0	3.7
Consumer LOC	1,553	1,526	1,383	1.8	12.3
Consumer loans	14,051	13,853	12,999	1.4	8.1
Total loans and leases	$35,112	$34,777	$34,235	1.0	2.6
Note: Loans held for sale were $321, $515 and $190 at 1Q26, 4Q25, and 1Q25, respectively.
(1) Commercial real estate is made up of 68% non-owner occupied and 32% owner-occupied at March 31, 2026.
				% Variance
Average balances				1Q26	1Q26
Loans and Leases:	1Q26	4Q25	1Q25	4Q25	1Q25
Commercial real estate	$12,202	$12,501	$12,705	(2.4)	(4.0)
Commercial and industrial	7,855	7,654	7,589	2.6	3.5
Commercial leases	787	815	766	(3.5)	2.8
Other	144	150	148	(3.9)	(2.6)
Commercial loans and leases	20,988	21,120	21,208	(0.6)	(1.0)
Direct installment	2,667	2,679	2,664	(0.4)	0.1
Residential mortgages	8,921	8,921	8,048	—	10.9
Indirect installment	788	759	760	3.7	3.7
Consumer LOC	1,536	1,504	1,372	2.1	12.0
Consumer loans	13,912	13,863	12,843	0.4	8.3
Total loans and leases	$34,900	$34,983	$34,051	(0.2)	2.5

F.N.B. CORPORATION AND SUBSIDIARIES
(Dollars in millions)
(Unaudited)
				% Variance
				1Q26	1Q26
Asset Quality Data	1Q26	4Q25	1Q25	4Q25	1Q25
Non-Performing Assets
Non-performing loans	$118	$105	$161	12.4	(26.7)
Other real estate owned (OREO)	3	3	2	—	50.0
Non-performing assets	$121	$108	$163	12.0	(25.8)
Non-performing loans / total loans and leases	0.33%	0.30%	0.47%
Non-performing assets plus 90+ days past due / total loans and leases plus OREO	0.49	0.35	0.50
Non-performing loans plus OREO / total loans and leases plus OREO	0.34	0.31	0.48
Delinquency
Loans 30-89 days past due	$93	$130	$88	(28.5)	5.7
Loans 90+ days past due	50	13	9	284.6	455.6
Non-accrual loans	118	105	161	12.4	(26.7)
Past due and non-accrual loans	$261	$248	$258	5.2	1.2
Past due and non-accrual loans / total loans and leases	0.74%	0.71%	0.75%

F.N.B. CORPORATION AND SUBSIDIARIES
(Dollars in millions)
				% Variance
(Unaudited)				1Q26	1Q26
Allowance on Loans and Leases and Allowance for Unfunded Loan Commitments Rollforward	1Q26	4Q25	1Q25	4Q25	1Q25
Allowance for Credit Losses on Loans and Leases
Balance at beginning of period	$439.5	$437.3	$422.8	0.5	4.0
Provision for credit losses	19.4	18.7	18.6	3.4	3.9
Net loan (charge-offs) / recoveries	(15.9)	(16.4)	(12.5)	(3.6)	26.4
Allowance for credit losses on loans and leases	$443.0	$439.5	$428.9	0.8	3.3
Allowance for Unfunded Loan Commitments
Allowance for unfunded loan commitments balance at beginning of period	$20.1	$20.1	$21.4	0.1	(5.9)
Provision (reduction in allowance) for unfunded loan commitments / other adjustments	(0.9)	—	(1.1)	n/m	(17.1)
Allowance for unfunded loan commitments	$19.2	$20.1	$20.3	(4.6)	(5.3)
Total allowance for credit losses on loans and leases and allowance for unfunded loan commitments	$462.2	$459.6	$449.1	0.6	2.9
Allowance for credit losses on loans and leases / total loans and leases	1.26%	1.26%	1.25%
Allowance for credit losses on loans and leases / total non-performing loans	376.8	417.7	266.9
Net loan charge-offs (annualized) / total average loans and leases	0.18	0.19	0.15
n/m - not meaningful

F.N.B. CORPORATION AND SUBSIDIARIES
(Unaudited)

RECONCILIATIONS OF NON-GAAP FINANCIAL MEASURES AND KEY PERFORMANCE INDICATORS TO GAAP
We believe the following non-GAAP financial measures provide information useful to investors in understanding our operating performance and trends, and facilitate comparisons with the performance of our peers. The non-GAAP financial measures we use may differ from the non-GAAP financial measures other financial institutions use to measure their results of operations. Non-GAAP financial measures should be viewed in addition to, and not as an alternative for, our reported results prepared in accordance with U.S. GAAP. The following tables summarize the non-GAAP financial measures included in this press release and derived from amounts reported in our financial statements.
				% Variance
				1Q26	1Q26
	1Q26	4Q25	1Q25	4Q25	1Q25
Operating net income available to common shareholders
(dollars in thousands)
Net income available to common shareholders	$137,046	$168,693	$116,515
FNB Foundation contribution	—	20,000	—
Tax benefit of FNB Foundation contribution	—	(4,200)	—
FDIC special assessment	—	(3,375)	—
Tax expense (benefit) of FDIC special assessment	—	709	—
Operating net income available to common shareholders (non-GAAP)	$137,046	$181,827	$116,515	(24.6)	17.6

				% Variance
				1Q26	1Q26
	1Q26	4Q25	1Q25	4Q25	1Q25
Operating earnings per diluted common share
Earnings per diluted common share	$0.38	$0.47	$0.32
FNB Foundation contribution	—	0.06	—
Tax benefit of FNB Foundation contribution	—	(0.01)	—
FDIC special assessment	—	(0.01)	—
Tax expense (benefit) of FDIC special assessment	—	—	—
Operating earnings per diluted common share (non-GAAP)	$0.38	$0.50	$0.32	(24.0)	18.8

F.N.B. CORPORATION AND SUBSIDIARIES
(Unaudited)

	1Q26	4Q25	1Q25
Return on average tangible common equity
(dollars in thousands)
Net income available to common shareholders (annualized)	$555,798	$669,270	$472,534
Amortization of intangibles, net of tax (annualized)	10,733	12,324	12,620
Tangible net income available to common shareholders (annualized) (non-GAAP)	$566,531	$681,594	$485,154

Average total shareholders' equity	$6,807,612	$6,692,747	$6,372,145
Less: Average intangible assets (1)	(2,514,310)	(2,517,887)	(2,527,636)
Average tangible common equity (non-GAAP)	$4,293,302	$4,174,860	$3,844,509

Return on average tangible common equity (non-GAAP)	13.20%	16.33%	12.62%

Return on average tangible assets
(dollars in thousands)
Net income (annualized)	$555,798	$669,270	$472,534
Amortization of intangibles, net of tax (annualized)	10,733	12,324	12,620
Tangible net income (annualized) (non-GAAP)	$566,531	$681,594	$485,154

Average total assets	$49,953,935	$49,768,478	$48,482,198
Less: Average intangible assets (1)	(2,514,310)	(2,517,887)	(2,527,636)
Average tangible assets (non-GAAP)	$47,439,625	$47,250,591	$45,954,562

Return on average tangible assets (non-GAAP)	1.19%	1.44%	1.06%
(1) Excludes loan servicing rights.

F.N.B. CORPORATION AND SUBSIDIARIES
(Unaudited)
	1Q26	4Q25	1Q25
Tangible book value per common share
(dollars in thousands, except per share data)
Total shareholders' equity	$6,800,671	$6,758,572	$6,418,012
Less: Intangible assets (1)	(2,512,732)	(2,516,082)	(2,525,619)
Tangible common equity (non-GAAP)	$4,287,939	$4,242,490	$3,892,393

Common shares outstanding	355,670,905	357,303,315	359,364,784

Tangible book value per common share (non-GAAP)	$12.06	$11.87	$10.83

Tangible common equity to tangible assets
(dollars in thousands)
Total shareholders' equity	$6,800,671	$6,758,572	$6,418,012
Less: Intangible assets (1)	(2,512,732)	(2,516,082)	(2,525,619)
Tangible common equity (non-GAAP)	$4,287,939	$4,242,490	$3,892,393

Total assets	$50,628,037	$50,229,013	$49,019,742
Less: Intangible assets (1)	(2,512,732)	(2,516,082)	(2,525,619)
Tangible assets (non-GAAP)	$48,115,305	$47,712,931	$46,494,123

Tangible common equity to tangible assets (non-GAAP)	8.91%	8.89%	8.37%
(1) Excludes loan servicing rights.

Operating non-interest expense
(in thousands)
Non-interest expense	$257,865	$273,169	$246,811
FNB Foundation contribution	—	(20,000)	—
FDIC special assessment	—	3,375	—
Operating non-interest expense (non-GAAP)	$257,865	$256,544	$246,811

F.N.B. CORPORATION AND SUBSIDIARIES
(Unaudited)

	1Q26	4Q25	1Q25
Pre-provision net revenue
(in thousands)
Net interest income	$359,278	$365,442	$323,845
Non-interest income	90,985	92,341	87,766
Less: Non-interest expense	(257,865)	(273,169)	(246,811)
Pre-provision net revenue (reported) (non-GAAP)	$192,398	$184,614	$164,800
Pre-provision net revenue (reported) (annualized) (non-GAAP)	$780,281	$732,437	$668,357
Adjustments:
Add: FNB Foundation contribution (non-interest expense)	—	20,000	—
Add (Less): FDIC special assessment (non-interest expense)	—	(3,375)	—
Add: Tax credit-related impairment project (non-interest expense)	—	4,442	—
Operating pre-provision net revenue (non-GAAP)	$192,398	$205,681	$164,800
Operating pre-provision net revenue (annualized) (non-GAAP)	$780,281	$816,015	$668,357

Efficiency ratio (FTE)
(dollars in thousands)
Total non-interest expense	$257,865	$273,169	$246,811
Less: Amortization of intangibles	(3,350)	(3,932)	(3,939)
Less: OREO expense	(236)	(125)	(315)
Less: FNB Foundation contribution	—	(20,000)	—
Add (Less): FDIC special assessment	—	3,375	—
Less: Tax credit-related project impairment	—	(4,442)	—
Adjusted non-interest expense	$254,279	$248,045	$242,557

Net interest income	$359,278	$365,442	$323,845
Taxable equivalent adjustment	3,145	3,148	2,983
Non-interest income	90,985	92,341	87,766
Less: Net securities losses (gains)	(2)	—	—
Adjusted net interest income (FTE) + non-interest income	$453,406	$460,931	$414,594

Efficiency ratio (FTE) (non-GAAP)	56.08%	53.81%	58.50%